Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

February 17, 2022

Intevac, Inc.

3560 Bassett Street

Santa Clara, California 95054

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Intevac, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,200,000 shares of the Company’s common stock, par value $0.001 per share, reserved for issuance under the Company’s 2022 Inducement Equity Incentive Plan (which plan is referred to herein as the “Plan” and which shares of common stock are collectively referred to herein as the “Shares”).

As the Company’s legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by the Company in connection with the proposed issuance and sale of the Shares under the Plan and pursuant to the agreements related thereto.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.